Exhibit 10.6

Amended and Restated Employment Agreement

This Amended and Restated Employment Agreement (the “Agreement”) is made by and between Frontier Airlines, Inc., a Colorado corporation (“Frontier”), and James Dempsey (“Executive” and, together with Frontier, the “Parties”) effective as of April 13, 2017. This Agreement amends and restates the Employment Agreement entered into between the Parties effective as of March 12, 2014 (the “Prior Agreement”) supersedes in their entirety the Prior Agreement, that certain Consulting Agreement between the Parties dated March 12, 2014 (the “Consulting Agreement”) and any other agreement to which the Company is a party with respect to Executive’s employment or other service relationship with the Company.

RECITALS

WHEREAS, Frontier desires to assure itself of the continued services of Executive by engaging Executive to perform services under the terms hereof; and

WHEREAS, Executive desires to provide continued services to Frontier on the terms herein provided.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, including the respective covenants and agreements set forth below, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.	Certain Definitions.

(a) “Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person where “control” shall have the meaning given such term under Rule 405 of the Securities Act of 1933, as amended.

(b) “Agreement” shall have the meaning set forth in the preamble hereto.

(c) “Annual Base Salary” shall have the meaning set forth in Section 3(a).

(d) “Annual Bonus” shall have the meaning set forth in Section 3(b).

(e) “Board” shall mean the Board of Directors of the Company or, if any successor Company does not have a board of directors, the Person or body authorized to exercise comparable management authority on behalf of the Company under the Company’s governing documents and applicable law.

(f) “Cause” shall mean any action or inaction involving Executive’s moral turpitude, misfeasance, malfeasance, willful misconduct, gross negligence, a breach of fiduciary duty or a breach of any non-competition, non-solicitation or confidentiality obligations to the Company or the Group.

(g) “Change in Control” shall mean (i) the acquisition by any person or group of affiliated or associated persons of more than fifty percent (50%) of the outstanding capital stock of Group or the Company or voting securities representing more than fifty percent (50%) of the total voting power of outstanding securities of Group or the Company (other than such an acquisition by a person or group that holds more than fifty percent (50%) of the outstanding capital stock of Group or the Company or voting securities representing more than fifty percent (50%) of the total voting power of outstanding securities of Group or the Company, in each case, as of either the Effective Date or immediately prior to such acquisition); (ii) the consummation of a sale of all or substantially all of the assets of the Company to a third party; (iii) the consummation of any merger involving Group or the Company in which, immediately after giving effect to such merger, less than a majority of the total voting power of outstanding stock of the surviving or resulting entity is then “beneficially owned” (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended) in the aggregate by the stockholders of Group or the Company, as applicable, immediately prior to such merger. For the avoidance of doubt and notwithstanding anything herein to the contrary, in no event shall an acquisition, sale or other transaction constitute a “Change in Control” if: (w) its sole purpose is to change the form of ownership of the Company or the state of the Company’s incorporation; (x) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction; (y) it is effected primarily for the purpose of financing the Company with cash (as determined by the Board without regard to whether such transaction is effectuated by a merger, equity financing or otherwise); or (z) it constitutes, or includes sales of shares in connection with, the initial public offering of the Company’s common stock or the common stock of any Affiliate of the Company (including Group).

(h) “COBRA” shall have the meaning set forth in Section 5(b)(iii).

(i) “Code” shall mean the Internal Revenue Code of 1986, as amended.

(j) The “Company” shall mean Frontier and any Person to whom Frontier or any successor to Frontier may assign its rights and obligations pursuant to Section 10, except as otherwise provided in Section 8(a).

(k) “Competing Business” shall mean a commercial passenger airline business which is certificated by any governmental authority to operate in any part of North America, other than any commercial passenger airline business which is (i) based outside North America and provides service and (ii) does not include in its route network point to point flying within North America.

(l) “Confidential Information” shall have the meaning set forth in Section 8(e).

(m) A “Constructive Termination” will be deemed to have occurred if, in conjunction with the closing of a Change in Control or within twelve (12) months after the closing of a Change in Control, (i) the Board effectively terminates, or curtails the scope of, Executive’s authority to act as Chief Financial Officer of the Company, or (ii) the Company or an Affiliate of the Company fails to provide Executive with a total compensation and benefits package that is, as reasonably determined by the Board, at least comparable to Executive’s total compensation and benefits package with the Company as of immediately prior to the Change in Control, provided, that, in each case, Executive will not be deemed to have incurred a Constructive Termination unless (x) Executive first provides the Board with written notice of the condition giving rise to Constructive Termination within thirty (30) days of Executive learning of such condition’s occurrence, (y) the Company fails to cure such condition within thirty (30) days after receiving such written notice (the “Cure Period”) and (z) Executive’s resignation based on such Constructive Termination is effective within thirty (30) days after the expiration of the Cure Period.

(n) “Date of Termination” shall mean (i) if Executive’s employment is terminated due to Executive’s death, the date of Executive’s death; (ii) if Executive’s employment is terminated due to Executive’s Disability, the date determined pursuant to Section 4(a)(ii); or (iii) if Executive’s employment is terminated pursuant to Section 4(a)(iii)-(vi) either the date indicated in the Notice of Termination or the date specified by the Company pursuant to Section 4(b), whichever is earlier.

(o) “Disability” shall exist if, as a result of any physical or mental disability or impairment, Executive is unable to perform, with reasonable accommodation, Executive’s material duties hereunder for a period of at least ninety (90) days in any consecutive period of one hundred eighty (180) days.

(p) “Effective Date” shall mean March 12, 2014.

(q) “Equity Awards” shall have the meaning set forth in Section 6(a).

(r) “Executive” shall have the meaning set forth in the preamble hereto.

(s) “Flight Benefits” shall have the meaning set forth in Section 3(d).

(t) “Frontier” shall have the meaning set forth in the preamble hereto.

(u) “Group” shall mean Frontier Group Holdings, Inc., a Delaware corporation, or any successor thereto.

(v) “Notice of Termination” shall have the meaning set forth in Section 4(b).

(w) “Person” shall mean any individual, natural person, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), incorporated or unincorporated association, governmental authority, firm, society or other enterprise, organization or other entity of any nature.

(x) “Release” shall mean an original document identical to Exhibit “A” attached hereto, except that Executive shall have filled in the blank in paragraph 2 by inserting the Date of Termination and Executive shall have signed such original.

(y) “Release Deadline Date” shall have the meaning set forth in Section 12(d).

(z) “Section 409A” shall mean Section 409A of the Code and the Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Effective Date.

(aa) “Separation from Service” shall have the meaning set forth in Section 12(b).

(bb) “Target Bonus” shall have the meaning set forth in Section 3(b).

(cc) “Term” shall mean the period commencing on the Effective Date, continuing until the fourth anniversary of the Effective Date, and continuing for successive one-year extension periods after such fourth anniversary unless the Company or the Executive gives the other written notice of non-extension not less than one hundred twenty (120) days before such fourth or any following anniversary, in which event there shall be no initial extension or no further extensions as the case may be.

(dd) “UATP” shall have the meaning set forth in Section 3(d).

(ee) “Visa” shall mean a visa allowing Executive to reside and work in the United States.

2.	Employment.

(a) General. The Company shall continue to employ Executive and Executive shall continue in the employ of the Company, for the period and in the position set forth in this Section 2, and upon the other terms and conditions herein provided.

(b) Employment Term. Executive shall be employed under this Agreement throughout the Term, subject to earlier termination as provided in Section 4 hereof.

(c) Position and Duties. Executive shall serve as the Chief Financial Officer of the Company. Executive shall continue to devote substantially all of his time and attention during normal business hours to the business of the Company, will continue act in the best interest of the Company while performing his duties for the Company and will continue to perform with due care his duties and responsibilities for the Company. Executive’s duties will include those normally incidental to the position of Chief Financial Officer of a company of the Company’s size and nature as well as whatever additional duties may be reasonably assigned to him by the Board or the Chief Executive Officer, consistent with the duties of a Chief Financial Officer. Executive shall report to the Chief Executive Officer. Executive agrees not to engage in any activity that materially interferes with the performance of Executive’s duties hereunder. Executive also agrees not to hold outside employment. Any position held with a personal or family investment will not count as such employment, provided the pertinent personal or family investment and any related operating business is owned entirely by Executive and/or members of Executive’s family. Executive acknowledges and agrees that Executives owes the Company a duty of loyalty and that the obligations described in this Agreement are in addition to, and not in lieu of, the obligations Executive owes the Company under the common law.

3.	Compensation and Related Matters.

(a) Annual Base Salary. As of the date of this Agreement, Executive shall receive a base salary at a rate of three hundred eighty-five thousand dollars ($385,000) per annum (the “Annual Base Salary”), which shall be paid in accordance with the customary payroll practices and procedures of the Company. Such Annual Base Salary shall be reviewed by the Board from time to time but no less frequently than annually.

(b) Annual Bonus. During the Term, Executive will continue to be eligible to earn a discretionary cash performance bonus (an “Annual Bonus”) under the Company’s incentive bonus program. Executive’s annual bonus opportunity with respect to any calendar year shall continue to be seventy-five percent (75%) of the amount paid as Annual Base Salary during such calendar year at the target achievement (the “Target Bonus”) and one hundred fifty percent (150%) of the amount paid as Annual Base Salary during such calendar year at the maximum achievement. The amount of any Annual Bonus payable under the incentive bonus program may thus vary from zero percent (0%) to one hundred fifty percent (150%), based on the achievement as determined by the Board of individual and Company performance goals to be set by the Board. The amount of any Annual Bonus shall be payable on such date as is determined by the Board in its sole discretion for the payment of all such annual bonuses, which date shall be as soon as reasonably practicable after the final audited financial performance information for the Company is available for the calendar year to which such annual bonuses relate. Notwithstanding any other provision of this Agreement, no bonus shall be payable with respect to any calendar year unless Executive remains continuously employed with the Company during the period beginning on the Effective Date and ending on the applicable bonus payment date except as otherwise provided in Section 5(a) and Section 5(c)(iv).

(c) Benefits. During the Term, Executive may continue to participate in such employee and executive benefit plans and programs as the Company may from time to time offer generally to provide to its employees and executives, pursuant to the terms and eligibility requirements of those plans. Under the Company’s current benefit plans and programs, the Company provides at its expense basic term-life and accidental death and dismemberment insurance in an amount equal to an employee’s base salary up to $250,000.

(d) Flight Benefits. During the Term, the Company shall provide Executive, and Executive’s spouse, minor children and parents, a positive space benefit, with the priority code PS2B, to travel on Frontier Airlines. During the Term, Executive shall also be eligible to receive flight benefits on Frontier Airlines in the form of a Universal Air Travel Plan, Inc. (“UATP”) card made available once per twelve month period that provides for travel by Executive and Executive’s family and friends solely on Frontier Airlines in the amount of eight thousand two hundred fifty dollars ($8,250) that must be used, if at all, within twelve months of the date the UATP card is issued (the flight benefits described in this section are referred to collectively as the “Flight Benefits”).

(e) Vacation. During the Term, Executive shall continue to be entitled to no less than three (3) weeks of annual paid vacation plus Frontier-recognized holidays (currently seven (7) in number), in accordance with the Company’s vacation policy, as it may be amended from time to time. Any vacation shall be taken at the reasonable and mutual convenience of the Company and Executive. Holidays shall be provided in accordance with Company policy, as in effect from time to time.

(f) Business Expenses. During the Term, the Company shall continue to reimburse Executive for all reasonable, documented, out-of-pocket travel and other business expenses incurred by Executive in the performance of Executive’s duties to the Company in accordance with the Company’s expense reimbursement policies and procedures applicable to similarly situated executives.

4.	Termination.

Executive’s employment hereunder shall be “at-will” and may be terminated by the Company or Executive, as applicable, at any time for any reason, with or without prior notice, without any breach of this Agreement under the following circumstances:

(a) Circumstances.

(i) Death. Executive’s employment hereunder shall terminate upon Executive’s death.

(ii) Disability. If Executive incurs a Disability, the Company may give Executive written notice of its intention to terminate Executive’s employment. In that event, Executive’s employment with the Company shall terminate, effective on the later of the thirtieth (30th) day after receipt of such notice by Executive or the date specified in such notice, provided, that within the thirty (30) day period following receipt of such notice, Executive shall not have returned to full-time performance of Executive’s duties hereunder.

(iii) Termination for Cause. The Company may terminate Executive’s employment for Cause.

(iv) Termination without Cause. The Company may terminate Executive’s employment without Cause. In the event that the Company gives Executive a notice of non-extension, and Executive serves as Chief Financial Officer until the end of the Term, the Company shall be deemed to have terminated Executive’s employment without Cause as of the end of the Term.

(v) Resignation from the Company Deemed a Constructive Termination. Executive may resign Executive’s employment with the Company under circumstances deemed a Constructive Termination.

(vi) Resignation from the Company Not Deemed a Constructive Termination. Executive may resign Executive’s employment with the Company under circumstances not deemed a Constructive Termination.

(b) Notice of Termination. Any termination of Executive’s employment by the Company or by Executive under this Section 4 (other than termination pursuant to paragraph (a)(i) or a termination resulting from expiration of the Term) shall be communicated by a written notice to the other party hereto (i) indicating the specific termination provision in this Agreement relied upon, (ii) setting forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated unless the termination provision relied upon is Section 4(a)(iv) or (vi), and (iii) specifying a Date of Termination which, if submitted by Executive, shall be at least thirty (30) days following the date of such notice (a “Notice of Termination”); provided, however, that in the event that Executive delivers a Notice of Termination to the Company, the Company may, in its sole discretion, change the Date of Termination to any date that occurs following the date of Company’s receipt of such Notice of Termination and is prior to the date specified in such Notice of Termination. A Notice of Termination submitted by the Company may provide for a Date of Termination on the date Executive receives the Notice of Termination, or any date thereafter elected by the Company in its sole discretion. The failure by the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Cause shall not waive any right of the Company hereunder or preclude the Company from asserting such fact or circumstance in enforcing the Company’s rights hereunder.

(c) Deemed Resignation. Upon termination of Executive’s employment for any reason, Executive shall be deemed to have resigned from all offices and directorships, if any, then held with the Company or any of its Affiliates.

(d) Forfeitures. In the event that Executive resigns pursuant to Section 4(a)(vi) hereof under circumstances not deemed a Constructive Termination pursuant to Section 4(a)(v) hereof, (i) Executive shall forfeit any unused portion of any UATP card; (ii) Executive shall forfeit any unpaid Annual Bonus; and (iii) in the event the Company is not then required to file periodic reports pursuant to Section 12 of the Securities Exchange Act of 1934, as amended, Executive’s vested equity awards shall be subject to repurchase by the Group or the Company at a repurchase price equal to the fair market value of the underlying shares less, solely with respect to any unexercised stock options, the exercise price therefor. For this purpose, the fair market value of the underlying shares shall be the fair market value of Group shares as determined by the most recent independent valuation obtained by the Company or the Group for use in connection with the Group’s equity award plan. The Group or the Company shall repurchase Executive’s vested equity awards, if at all, within sixty (60) days after the Date of Termination.

1.	Company Obligations Upon Termination of Employment.

(a) In General. Upon a termination of Executive’s employment for any reason, Executive (or Executive’s estate) shall be entitled to receive: (i) any portion of Executive’s Annual Base Salary through the Date of Termination not theretofore paid, (ii) any expenses owed to Executive under Section 3(f), and (iii) any amount arising from Executive’s participation in, or benefits under, any employee benefit plans, programs or arrangements under Section 3(c), which amounts shall be payable in accordance with the terms and conditions of such employee benefit plans, programs or arrangements. Upon a termination of Executive’s employment other than pursuant to Section 4(a)(iii) or Section 4(a)(vi), Executive shall be entitled to receive any Annual Bonus payable with respect to the calendar year prior to the year in which the Date of Termination occurs. Upon any termination of Executive’s employment pursuant to Section 4(a)(i) or Section 4(a)(ii), Executive shall be entitled to receive any Annual Bonus payable with respect to the calendar year in which the Date of Termination occurs. Except as otherwise set forth in Sections 5(b) and 5(c) below, the payments and benefits described in this Section 5(a) shall be the only payments and benefits payable in the event of termination of Executive’s employment for any reason.

(b) Termination Apart from a Change in Control. In the event of termination of Executive’s employment by the Company without Cause pursuant to Section 4(a)(iv) hereof, other than within the twelve (12) month period following a Change in Control, in addition to the payments and benefits described in Section 5(a) above, subject to Section 12 and Section 5(d) and subject to Executive’s delivery to the Company of a Release in accordance with Section 12(d), that becomes effective and irrevocable within sixty (60) days following the Date of Termination:

(i) The Company shall pay to Executive, in a single lump-sum payment within sixty (60) days following the Date of Termination, an amount equal to one (1) times the sum of (A) Executive’s then current Annual Base Salary plus (B) the Target Bonus for the calendar year in which the Date of Termination occurs.

(ii) The Company shall continue to provide Executive with the Flight Benefits for the one (1)-year period following the Date of Termination.

(iii) If Executive elects to receive continued healthcare coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company shall directly pay, or at the Company’s election reimburse Executive for, the COBRA premiums for Executive and Executive’s covered dependents during the period commencing on Executive’s termination of employment and ending upon the earliest of (X) the first anniversary of the Date of Termination, (Y) the date that Executive and/or Executive’s covered dependents, as applicable, become no longer eligible for COBRA or (Z) the date Executive becomes eligible to receive healthcare coverage from a subsequent employer.

(c) Termination Within 12 Months Following a Change in Control. In the event of termination of Executive’s employment by the Company without Cause pursuant to Section 4(a)(iv) hereof or Executive’s Constructive Termination pursuant to Section 4(a)(v) hereof, in each case within twelve (12) months following a Change in Control, in addition to the payments and benefits described in Section 5(a) above, subject to Section 12 and Section 5(d) and subject to Executive’s delivery to the Company of a Release in accordance with Section 12(d) that becomes effective and irrevocable within sixty (60) days following the Date of Termination:

(i) The Company shall pay to Executive, in a single lump-sum payment within sixty (60) days of the Date of Termination, an amount equal to two (2) times (A) the Annual Base Salary plus (B) the Target Bonus for the calendar year in which the Date of Termination occurs.

(ii) The Company shall continue to provide Executive with the Flight Benefits for the two (2)-year period following the Date of Termination.

(iii) If Executive elects to receive continued healthcare coverage pursuant to COBRA, the Company shall directly pay, or at the Company’s election reimburse Executive for, the COBRA premiums for Executive and Executive’s covered dependents during the period commencing on Executive’s termination of employment and ending upon the earliest of (X) the second anniversary of the Date of Termination, (Y) the date that Executive and/or Executive’s covered dependents, as applicable, become no longer eligible for COBRA or (Z) the date Executive becomes eligible to receive healthcare coverage from a subsequent employer.

(iv) Executive shall be eligible to receive a prorated portion of the Annual Bonus Executive would have received with respect to the calendar year during which the Date of Termination occurs had he remained in continuous employment through the date of payment, with the amount determined based on actual performance against applicable metrics and subject to discretionary adjustments permitted under the applicable incentive bonus program and with proration determined by dividing the number of days Executive served hereunder in the calendar year during which the Date of Termination occurred by the total number of days in the calendar year in which the Date of Termination occurred, in each case, as determined by the Board. Any such prorated Annual Bonus shall be payable (in the calendar year following the calendar year in which the Date of Termination occurs) when the Company pays other annual bonuses for such year under the Company’s incentive bonus program.

(v) Each outstanding equity award, including, without limitation, each stock option, restricted stock unit and restricted stock award, held by Executive shall automatically become vested and, if applicable, exercisable and any restrictions thereon shall immediately lapse, in each case, with respect to one hundred percent (100%) of the then unvested shares subject to such equity award.

(d) Post Termination Obligations. Notwithstanding any other provision of this Agreement, no payment shall be made pursuant to Sections 5(b) or 5(c) following the date Executive first materially violates any of the restrictive covenants set forth in Section 8.

(e) Exclusive Benefit; No Other Severance. The provisions of this Section 5 shall supersede in their entirety any severance payment provisions in any severance plan, policy, program or other arrangement maintained by the Company.

(f) No Requirement to Mitigate; Survival. Executive shall not be required to mitigate the amount of any payment provided for under this Agreement by seeking other employment or in any other manner.

(g) Applicable to Executive’s Estate or Legal Representative. In the event of the death or Disability of Executive, or of any legal incapacity resulting in the appointment of a legal representative or other fiduciary for Executive, the benefits described in this Section 5 shall be payable on Executive’s behalf to Executive’s estate or legal representative.

2.	Treatment of Equity Awards.

(a) Continuing Eligibility to Retain Equity Awards. Executive may continue to own and hold that certain option to purchase the Group’s common stock previously granted to Executive on May 12, 2014 (the “Option”) on the terms and conditions of the applicable equity incentive plan and the option agreement evidencing the Option (the “Option Agreement”).

(b) Stockholders Agreement. As a condition to the exercise of the Option or the acquisition of any other equity interest in Group, Executive agrees to enter into any stockholders agreement and/or side agreement restricting the sale of shares of Group common stock requested by Group at any time.

3.	Indemnification and Cooperation.

(a) Indemnification. The Company shall indemnify Executive in Executive’s capacity as an officer, employee or agent of the Company to the fullest extent permissible by applicable law and the Company’s charter and by-laws, and shall purchase and maintain, for the benefit of Executive, officer liability insurance (including post-termination tail coverage) in a form at least as comprehensive as, and in an amount that is at least equal to, that maintained by the Company for similarly situated executive officers of the Company. The Company shall use reasonable efforts to cause any successor to all or substantially all of the business or assets of the Company to assume expressly in writing and to agree to perform all of the obligations of the Company under this Section 7(a).

(b) Cooperation. Executive shall reasonably cooperate with the Company and its Affiliates in connection with any litigation or regulatory matter or with any government authority on any matter, in each case, pertaining to the Company or any Affiliate of the Company and with respect to which Executive may have relevant knowledge, provided that, in connection with such cooperation, the Company shall reimburse Executive’s reasonable expenses, including reasonable attorneys’ fees and costs for counsel of Executive’s choosing.

4.	Restrictive Covenants.

(a) Affiliates. As used in this Section 8, the term “Company” shall include the Company and any Affiliate of the Company.

(b) Acknowledgements and Agreements. Executive represents that Executive’s continued employment by the Company and the performance of Executive’s duties hereunder do not and will not breach any agreement with any former employer, including any non-compete agreement, non-solicit agreement or any agreement to keep in confidence or refrain from using information acquired by Executive prior to Executive’s employment by the Company. During Executive’s employment by the Company, Executive agrees that Executive will not violate any non-solicitation agreements Executive entered into with any former employer or improperly make use of, or disclose, any information or trade secrets of any former employer or other third party, nor will Executive bring onto the premises of the Company or use any unpublished documents or any property belonging to any former employer or other third party, in violation of any lawful agreements with that former employer or third party.

(c) Non-Competition/Non-Solicitation. Executive acknowledges and recognizes the highly competitive nature of the businesses of the Company, and further acknowledges and recognizes that the Company has entered into this Agreement in reliance on, among other things, Executive’s agreement to be bound by the non-competition provisions set forth in this Section 8(c). Accordingly, Executive agrees as follows:

(i) Executive shall not, at any time during the Term and the twelve (12) month period following the Date of Termination, directly or indirectly, (A) engage, participate or assist in any Competing Business, (B) enter the employ of, or render any services to, any Person engaged in any Competing Business, (C) acquire a financial interest in, or otherwise become actively involved with, any Person engaged in any Competing Business, whether as an individual, partner, shareholder, officer, director, principal, agent, trustee or consultant. Nothing herein shall prohibit Executive from being a passive owner of not more than two percent (2%) of the outstanding equity interest in any entity that is publicly traded, so long as Executive has no active participation in the business of such entity.

(ii) Executive hereby agrees that Executive shall not, at any time during the Term and the twelve (12) month period following the Date of Termination, directly or indirectly, either for himself or on behalf of any other Person, (A) recruit or otherwise solicit or induce any employee, customer or supplier of the Company to terminate its employment or arrangement with the Company, or otherwise change its relationship with the Company, or (B) hire, or cause to be hired, any Person who was employed by the Company at any time during the twelve (12)-month period immediately prior to the Date of Termination.

(iii) In the event the terms of this Section 8(c) shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, it will be interpreted to, and may be modified by a court of competent jurisdiction to, extend only over the maximum period of time for which it may be enforceable, over the maximum geographical area as to which it may be enforceable, or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action.

(iv) Executive understands that the restrictions set forth in this Section 8(c) are intended to protect the Company’s established employee, customer and supplier relations, and the general goodwill of its business, and Executive agrees that such restrictions are reasonable and appropriate for this purpose.

(v) In the event Executive engages in conduct in violation of his covenants in Sections 8(c), the applicable restricted period shall be extended for a period of time equal to the time in which Executive engaged in competitive activity prohibited by this Agreement.

(d) Non-Disparagement. Each of the Parties agrees not to disparage the other party, any of the other’s products or practices, or any of the other’s agents, representatives, or Affiliates, either orally or in writing, at any time; provided, that either party may confer in confidence with their legal representatives and make truthful statements as required by law.

(e) Confidentiality. As used in this Agreement, “Confidential Information” means information belonging to the Company which is of value to the Company in the course of conducting its business and the disclosure of which could result in a competitive or other disadvantage to the Company. Confidential Information includes, without limitation, patient or other medical information, financial information, reports, forecasts, inventions, improvements and other intellectual property, trade secrets, know-how, designs, processes or formulae, software, market or sales information or plans, customer lists, business plans and prospects and opportunities (such as possible acquisitions or dispositions of businesses or facilities) which have been discussed or considered by the management of the Company. Confidential Information also includes information developed by Executive in the course of Executive’s employment by the Company, as well as other information to which Executive may have access in connection with Executive’s employment. Confidential Information also includes the confidential information of others with which the Company or any Affiliate has a business relationship and which is known by Executive or which Executive should have reason to know about. Notwithstanding the foregoing, Confidential Information does not include information: (i) in the public domain, unless due to breach of Executive’s duties under this Section 8(e); (ii) known to Executive before Executive first began to discuss with representatives of the Company or any of its Affiliates establishing a relationship with the Company; or (iii) that is now, or becomes in the future, available to Persons who are not legally required to treat such information as confidential unless such information was acquired through wrongful acts or omissions of which Executive is aware.

(i) Executive understands and agrees that Executive’s employment creates a relationship of confidence and trust between Executive and the Company with respect to all Confidential Information. At all times, both during Executive’s employment with the Company and after Executive’s termination, Executive will keep in confidence and trust all such Confidential Information, and will not use or disclose any such Confidential Information without the consent of the Company, except as may be necessary in the ordinary course of performing Executive’s duties to the Company or as otherwise required by law.

(ii) All documents, records, data, apparatus, equipment and other physical property, whether or not pertaining to Confidential Information, which are furnished to Executive by the Company or are produced by Executive in connection with Executive’s employment will be and remain the sole property of the Company. Executive will return to the Company all such materials and property as and when requested by the Company. In any event, Executive will return all such materials and property immediately upon termination of Executive’s employment for any reason, and will not retain any copies thereof following such termination. A deletion of electronic files containing or constituting Confidential Information shall be considered to be the return of the file thus deleted for purposes of compliance with the terms of this Agreement, provided that the deleted files must not be retrievable other than through extraordinary data salvage methods.

5.	Injunctive Relief.

It is recognized and acknowledged by Executive that a breach of the covenants contained in Section 8 will cause irreparable damage to Company and its goodwill, the exact amount of which will be difficult or impossible to ascertain, and that the remedies at law for any such breach will be inadequate. Accordingly, Executive agrees that in the event of a breach of any of the covenants contained in Section 8, in addition to any other remedy which may be available at law or in equity, the Company will be entitled to specific performance and injunctive relief without the requirement to post any bond.

6.	Assignment and Successors.

The Company may assign its rights and obligations under this Agreement to any Affiliate or to any successor to all or substantially all of the business or the assets of the Company (by merger or otherwise), and may assign or encumber this Agreement and its rights hereunder as security for indebtedness of the Company and its Affiliates. This Agreement shall be binding upon and inure to the benefit of the Company, Executive and their respective successors, assigns, personnel and legal representatives, executors, administrators, heirs, distributees, devisees, and legatees, as applicable. None of Executive’s rights or obligations may be assigned or transferred by Executive, other than Executive’s rights to payments hereunder, which may be transferred only by will or operation of law. Notwithstanding the foregoing, Executive shall be entitled, to the extent permitted under applicable law and applicable Company arrangements, to select and change a beneficiary or beneficiaries to receive compensation hereunder following Executive’s death by giving written notice thereof to the Company.

7.	Miscellaneous Provisions.

(a) Visa Extension; Permanent Residency; and Citizenship. The Company shall support Executive’s application during the Term to extend or replace Executive’s Visa, to obtain US permanent residency and/or to obtain citizenship, and pay or reimburse any expenses reasonably incurred in connection with such application(s). In the event that Executive obtains a Visa and subsequently loses the capacity to reside and work in the United States, Executive shall immediately provide the Company written notice of the date as of which Executive lost the capacity to reside and work in the United States. Executive’s employment shall terminate on such date, and such termination shall be treated for purposes of Section 5 as a termination under Section 4(a)(iv).

(b) Documentation of Right to Work. Executive shall be required to provide the Company with documentary evidence of Executive’s identity and of Executive’s ongoing eligibility for employment in the United States. Executive shall also be required to provide documentation of Executive’s citizenship and maintain such citizenship during the Term, unless a change in citizenship is approved by the Company, whose approval shall not be unreasonably withheld, conditioned or delayed.

(c) Governing Law. This Agreement shall be governed, construed, interpreted and enforced in accordance with its express terms, and otherwise in accordance with the substantive laws of the State of Colorado, without giving effect to any principles of conflicts of law, whether of the State of Colorado or any other jurisdiction, and where applicable, the laws of the United States, that would result in the application of the laws of any other jurisdiction.

(d) Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

(e) Notices. Any notice, request, claim, demand, document and other communication hereunder to any Party shall be effective upon receipt (or refusal of receipt) and shall be in writing and delivered personally or sent by facsimile or certified or registered mail, postage prepaid, as follows:

(i) If to the Company:

Frontier Airlines, Inc.

7001 Tower Road

Denver, CO 80249-7312

Attn: Board of Directors

with copies to:

Latham & Watkins LLP

140 Scott Drive

Menlo Park, California 94025-1008

Attn: Anthony J. Richmond, Esq.

Facsimile: (650) 463-2600

(ii) If to Executive, at the address set forth on the signature page hereto, with copies to:

Foley & Lardner LLP

3000 K Street, NW

Washington, DC 2007

Attn: Jay W. Freedman, Esq.

Facsimile: (202) 672-5399; or

(iii) at any other address as any Party shall have specified by notice in writing to the other Party.

(f) Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement. Signatures delivered by facsimile shall be deemed effective for all purposes.

(g) Entire Agreement. The terms of this Agreement are intended by the Parties to be the final expression of their agreement with respect to the employment f Executive by the Company and, other than the Option Agreement, supersede all prior understandings and agreements, whether written or oral, including, without limitation, the Prior Agreement and the Consulting Agreement. The Parties further intend that this Agreement shall constitute the complete and exclusive statement of their terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding to vary the terms of this Agreement.

(h) Amendments; Waivers. This Agreement may not be modified, amended, or terminated except by an instrument in writing, signed by Executive and a duly authorized officer of Company, which specifically states the intention to modify, amend or terminate this Agreement. By an instrument in writing signed by Executive or a duly authorized officer of the

Company, Executive or the Company, as applicable, may waive compliance by the other Party with any specifically identified provision of this Agreement that such other Party was or is obligated to comply with or perform; provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure. No failure to exercise and no delay in exercising any right, remedy, or power hereunder shall preclude any other or further exercise of any other right, remedy, or power provided herein or by law or in equity.

(i) Construction. This Agreement shall be deemed drafted equally by both the Parties. Its language shall be construed as a whole and according to its fair meaning. Any presumption or principle that the language is to be construed against any Party shall not apply. The headings in this Agreement are only for convenience and are not intended to affect construction or interpretation. Any references to paragraphs, subparagraphs, sections or subsections are to those parts of this Agreement, unless the context clearly indicates to the contrary. Also, unless the context clearly indicates to the contrary, (a) the plural includes the singular and the singular includes the plural; (b) “and” and “or” are each used both conjunctively and disjunctively; (c) “any,” “all,” “each,” or “every” means “any and all,” and “each and every”; (d) “includes” and “including” are each “without limitation”; (e) “herein,” “hereof,” “hereunder” and other similar compounds of the word “here” refer to the entire Agreement and not to any particular paragraph, subparagraph, section or subsection; and (f) all pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the entities or persons referred to may require.

(j) Arbitration. Any dispute or controversy based on, arising under or relating to this Agreement shall be settled exclusively by final and binding arbitration, conducted before a single neutral arbitrator in the City and County of Denver, Colorado in accordance with the Employment Arbitration Rules and Mediation Procedures of the American Arbitration Association (the “AAA”) then in effect. Arbitration may be compelled, and judgment may be entered on the arbitration award in any court having jurisdiction; provided, however, that the Company shall be entitled to seek a restraining order or injunction in any court of competent jurisdiction to prevent any continuation of any violation of the provisions of Section 8, and Executive hereby consents that such restraining order or injunction may be granted without requiring the Company to post a bond. Only individuals who are (a) lawyers engaged full-time in the practice of law and (b) on the AAA roster of arbitrators shall be selected as an arbitrator. Within twenty (20) days of the conclusion of the arbitration hearing, the arbitrator shall prepare written findings of fact and conclusions of law. Each party shall bear its own costs and attorneys’ fees in connection with any arbitration; provided that the Company shall bear the cost of the arbitrator and the AAA’s administrative fees.

(k) Enforcement. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term of this Agreement, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a portion of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

(l) Withholding. The Company shall be entitled to withhold from any amounts payable under this Agreement any federal, state, local or foreign withholding or other taxes or charges which the Company is required to withhold. The Company shall be entitled to rely on an opinion of counsel if any questions as to the amount or requirement of withholding shall arise.

8.	Section 409A.

(a) General. The intent of the Parties is that the payments and benefits under this Agreement comply with or be exempt from Section 409A and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. If Executive notifies the Company that Executive has received advice of tax counsel of a national reputation with expertise in Section 409A that any provision of this Agreement would cause Executive to incur any additional tax or interest under Section 409A (with specificity as to the reason therefor) or the Company (which shall have no obligation to assess the issue absent such notice from Executive) independently makes such determination, the Company and Executive shall take commercially reasonable efforts to reform such provision to try to comply with or be exempt from Section 409A through good faith modifications to the minimum extent reasonably appropriate to conform with Section 409A, provided that any such modifications shall not increase the cost or liability to the Company. To the extent that any provision hereof is modified in order to comply with or be exempt from Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to Executive and the Company of the applicable provision without violating the provisions of Section 409A. Notwithstanding anything herein to the contrary, Executive acknowledges and agrees that (i) Executive is not relying upon any determination by the Company, its Affiliates, or any of their respective employees, directors, officers, attorneys or agents regarding the tax effects, including, without limitation, tax effects under Section 409A, associated with Executive’s entry into this Agreement or the receipt of any payments hereunder, and (ii) in deciding to enter into this Agreement, Executive is relying on Executive’s own judgment and the judgment of the professionals of Executive’s choice with whom Executive has consulted.

(b) Separation from Service. Notwithstanding any provision to the contrary in this Agreement: (i) no amount that constitutes “deferred compensation” under Section 409A shall be payable pursuant to Sections 5(b) or 5(c) unless the termination of Executive’s employment constitutes a “separation from service” within the meaning of Section 1.409A-1(h) of the Department of Treasury Regulations (“Separation from Service”); (ii) for purposes of Section 409A, Executive’s right, if any, to receive installment payments pursuant to Sections 5(b) or 5(c) hereof shall be treated as a right to receive a series of separate and distinct payments; and (iii) to the extent that any reimbursement of expenses or in-kind benefits constitutes “deferred compensation” under Section 409A, such reimbursement or benefit shall be provided no later than December 31st of the year following the year in which the expense was incurred. The amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year. The amount of any in-kind benefits provided in one year shall not affect the amount of in-kind benefits provided in any other year. Any good faith determination by the Company in respect of Section 409A shall be final and binding on Executive.

(c) Specified Employee. Notwithstanding anything in this Agreement to the contrary, if Executive is deemed by the Company at the time of Executive’s Separation from Service to be a “specified employee” for purposes of Section 409A, to the extent delayed commencement of any portion of the benefits to which Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A, such portion of Executive’s benefits shall not be provided to Executive prior to the earlier of (i) the expiration of the six (6)-month period measured from the date of Executive’s Separation from Service with the Company or (ii) the date of Executive’s death. Upon the first business day following the expiration of the applicable Section 409A period, all payments deferred pursuant to the preceding sentence shall be paid in a lump sum to Executive (or Executive’s estate or beneficiaries), and any remaining payments due to Executive under this Agreement shall be paid as otherwise provided herein.

(d) Release. Notwithstanding anything to the contrary in this Agreement, to the extent that any payments due under this Agreement as a result of termination of Executive’s employment are subject to Executive’s execution and delivery of a Release, (i) if Executive fails to execute and deliver the Release on or prior to the Release Deadline (as defined below) or timely revokes the Release thereafter, Executive shall not be entitled to any payments or benefits otherwise conditioned on the Release, and (ii) in any case where the Date of Termination and the Release Deadline fall in two separate taxable years, any payments required to be made to Executive that are conditioned on the Release and are treated as nonqualified deferred compensation for purposes of Section 409A shall be made in the later taxable year. For purposes of this Section 12(d), “Release Deadline” shall mean the date that is twenty-one (21) days following the Date of Termination, or, in the event that Executive’s termination of employment is “in connection with an exit incentive or other employment termination program” (as such phrase is defined in the Age Discrimination in Employment Act of 1967), as determined by the Company, the date that is forty-five (45) days following such Date of Termination. To the extent that any payments of nonqualified deferred compensation (within the meaning of Section 409A) due under this Agreement as a result of Executive’s termination of employment are delayed pursuant to this Section 12(d), such amounts shall be paid in a lump sum on the first payroll date following the date that Executive executes and delivers and does not revoke the Release (and the applicable revocation period has expired) or, in the case of any payments subject to Section 12(d)(iii), on the first payroll period to occur in the subsequent taxable year, if later.

9.	Excess Parachute Payments, Limitation on Payments.

(a) Best Pay Cap. Notwithstanding any other provision of this Agreement, in the event that any payment or benefit received or to be received by Executive (including any payment or benefit received in connection with a termination of Executive’s employment, whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement) (all such payments and benefits, including the payments and benefits under Section 5 hereof, being hereinafter referred to as the “Total Payments”) would be subject (in whole or part), to the excise tax imposed under Section 4999 of the Code (such excise tax, the “Excise Tax”), then, after taking into account any reduction in the Total Payments provided by reason of Section 280G of the Code in such other plan, arrangement or agreement, the cash severance payments under this Agreement shall first be reduced, and the noncash severance payments hereunder shall thereafter be reduced, to the minimum extent necessary so that no portion of the Total Payments is subject to the Excise Tax but only if (i) the net amount of such Total Payments, as so reduced

(and after subtracting the net amount of federal, state and local income taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments) is greater than or equal to (ii) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income taxes on such Total Payments and the amount of Excise Tax to which Executive would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments).

(b) Certain Exclusions. For purposes of determining whether and the extent to which the Total Payments will be subject to the Excise Tax, (i) no portion of the Total Payments the receipt or enjoyment of which Executive shall have waived at such time and in such manner as not to constitute a “payment” within the meaning of Section 280G(b) of the Code shall be taken into account; (ii) no portion of the Total Payments shall be taken into account which, in the written opinion of an independent, nationally recognized accounting firm selected by the Company (the “Independent Advisors”), does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code (including by reason of Section 280G(b)(4)(A) of the Code) and, in calculating the Excise Tax, no portion of such Total Payments shall be taken into account which, in the opinion of Independent Advisors, constitutes reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the “base amount” (as defined in Section 280G(b)(3) of the Code) allocable to such reasonable compensation; and (iii) the value of any non cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the Independent Advisors in accordance with the principles of Sections 280G(d)(3) and (4) of the Code. Promptly following any request to do so, Executive shall provide to any Independent Advisors such information as they may require to assess the impact of Section 280G(b) on any amounts payable hereunder. Any good faith determinations of the Independent Advisors made hereunder shall be final and binding upon the Company and Executive.

10.	Executive Acknowledgment.

Executive acknowledges that Executive has read and understands this Agreement, is fully aware of its legal effect, has not acted in reliance upon any representations or promises made by the Company other than those contained in writing herein, and has entered into this Agreement freely based on Executive’s own judgment.

(Signature Page Follows)

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the date and year first above written.

FRONTIER AIRLINES, INC.

By:	/s/ Howard Diamond
Name:	Howard Diamond
Title:	General Counsel and Secretary

EXECUTIVE:

/s/ James Dempsey
James Dempsey

Address:

[Signature Page to James Dempsey Amended and Restated Employment Agreement]

Exhibit A

Form of General Release of Claims

In exchange for, and as a condition to the receipt of, the severance benefits (“Severance Benefits”) set forth in Section 5(b) or Section 5(c), as applicable, of that certain Amended and Restated Employment Agreement by and between Frontier Airlines, Inc. and myself, entered into as of [            ], 2017 (the “Employment Agreement”), I freely and voluntarily agree to enter into and be bound by this Waiver and Release of Claims Agreement (the “Release”):

1. Capitalized terms used but not defined herein shall have the meaning provided in the Employment Agreement.

2. I acknowledge that my services with the Company and all subsidiaries and affiliates thereof terminated on [            ].

3. I acknowledge that, but for my timely execution of this Release and my timely delivery of the executed Release to the Company (within the period described in paragraph 5 below), I would not be entitled to receive the Severance Benefits.

4. I, and anyone claiming through me (including, without limitation, my heirs, and agents, representatives and assigns), hereby irrevocably waive and forever release and discharge the Company, its owners, subsidiaries, affiliates, and each of their respective officers, directors, employees, agents, predecessors, successors and assigns (the “Releasees”), from any and all liabilities of any nature whatsoever, known and unknown, fixed or contingent, arising out of, based on, or related to my services to the Company or any other Releasee, the termination of such services, any rights with respect to equity ownership of the Company, and any dealings, transactions or events involving the Releasees occurring prior to or on the date this Release becomes effective, including but not limited to claims under the Civil Rights Act of 1866; the Civil Rights Act of 1871; the Civil Rights Act of 1964, as amended; the Age Discrimination in Employment Act of 1967 (as amended, the “ADEA”); the Older Workers Benefit Protection Act of 1990; the Americans with Disabilities Act of 1990; the Employment Retirement Income Security Act of 1974; the Rehabilitation Act of 1973; the Family and Medical Leave Act; the federal Worker Adjustment and Retraining Notification Act (and any similar state laws); the Equal Pay Act of 1963; the Fair Labor Standards Act; the Consolidated Omnibus Budget Reconciliation Act of 1985; Executive Order 11141; the Sarbanes-Oxley Act of 2002; the Colorado Anti-Discrimination Act; and any other federal, state or local law, rule or regulation, and common law claims. This includes, but is not limited to, all wrongful termination and “constructive discharge” claims, all discrimination claims, all claims relating to any contracts of employment or other service, whether express or implied, any covenant of good faith and fair dealing, whether express or implied, and any tort of any nature. This release is for any relief, no matter how denominated, including but not limited to wages, back pay, front pay, benefits, compensatory damages, liquidated damages, punitive damages or attorney’s fees. I also agree not to commence or cooperate in the prosecution or investigation of any lawsuit, administrative action or other claim or complaint against the Releasees, except as required by law; in the event that any such proceeding is commenced on my behalf, I waive the right to receive any monetary recovery in such proceeding. This Release does not extend to claims due to the failure of the Company to pay the Severance Benefits in accordance with the terms of the Employment Agreement or claims that may arise after the date this Release becomes effective.

4. I understand and agree that this Release will be binding on me and my heirs, administrators and assigns. I acknowledge that I have not assigned any claims or filed or initiated any legal proceedings against any of the Releasees.

5. I understand that I have twenty-one (21) days (or, in the event that my termination of my services is “in connection with an exit incentive or other employment termination program” (as such phrase is defined in the ADEA), as determined by the Company, forty-five (45) days) to sign this Release and deliver it to the Company and that I have a right to decide not to sign and deliver this Release. The Company hereby advises me of my right to consult with an attorney before signing the Release and I acknowledge that I have had an opportunity to consult with an attorney and have either held such consultation or have determined not to consult with an attorney.

6. I understand that I may revoke this Release by delivering written notice of my revocation to Frontier Airlines, Inc., 7001 Tower Road, Denver, Colorado 80249, Attn: [Chief Executive Officer] within the seven (7) day period beginning on the day following the day I sign the Release (the “Revocation Period”). If I do not revoke this Release within the Revocation Period, it will be legally binding and enforceable on the day immediately following the last day of the revocation period.

7. I acknowledge and agree that if any provision of this Release is found, held or deemed by a court of competent jurisdiction to be void, unlawful or unenforceable under any applicable statute or controlling law, the remainder of this Release shall continue in full force and effect.

8. This Release is deemed made and entered into in the State of Colorado, and in all respects shall be interpreted, enforced and governed under the internal laws of the State of Colorado without regard to the conflicts of law principles of any jurisdiction.

* * * * *

I acknowledge and agree that I have carefully read and fully understand all of the provisions of this Release and that I voluntarily enter into this Release by signing below. Upon execution, I agree to deliver a signed copy of this Release to Frontier Airlines, Inc., 7001 Tower Road, Denver, Colorado 80249, Attn: Chief Executive Officer.

James Dempsey

Date: